Participation Agreement

              Saltamontes Profundo-West Delta Blocks 94, 95 and 96


This Participation Agreement (this "Agreement") is made and entered into effective as of the 14th day of April, 2005, by and between BP America Production Company ("BP"), whose mailing address is 200 Westlake Park Blvd., Houston, Texas 77079 and Ridgewood Energy Corporation ("Ridgewood"), whose mailing address is 11700 Old Katy Road, Suite 280, Houston, Texas 77079. BP and Ridgewood are sometimes referred to herein individually as a "Party" and collectively as the "Parties".


                                   Witnesseth


WHEREAS, BP is the owner of thirty-seven and one-half percent (37.50%) of the right, title and interest in and to the oil and gas leases (the "Leases") covering West Delta Blocks 94, 95 and 96, South Addition, Gulf of Mexico; and

WHEREAS, subject to certain terms and conditions contained herein, Ridgewood is willing to accept and bear sixteen and one-tenth percent (16.10%) of the cost, risk and expense of drilling, coring and logging the Initial Test Well (as defined below) to earn an assignment from BP of an undivided eight and five one-hundredths percent (8.05%) operating rights interest in and to those portions of the Leases covering and affecting the Contract Area (as defined below) limited to the ITW Earned Depth (as defined below).

NOW, THEREFORE, for and in consideration of the premises and mutual promises and covenants to be kept and performed by the Parties as contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties do hereby agree as follows:


                                    Article 1

                                   Definitions


For purposes of this Agreement, the following terms shall have the following definitions:


1.1 AFE: An authorization for expenditure submitted pursuant to the Operating Agreement (as defined below).


1.2 Assignment: The form of Assignment of Operating Rights attached hereto as Exhibit "A"

1.3 BP Response Period: The timeframe BP has to respond to a proposal under the Operating Agreement (for example, thirty (30) days, forty-eight (48) hours, etc.) or, if BP

                                       1.

     makes a proposal, the timeframe the Other Owners (as defined below) have to respond to BP's proposal.


1.4 BP Response Deadline: The date and time by which BP (or the Other Owners, as the case may be) must respond to a proposal under the Operating Agreement (i.e., the end of the BP Response Period).


1.5  Contract Area: The aliquot portions of the blocks as set forth below:

     i.   West Delta Block 94: S/2, S/2N/2, S/2N/2N/2

     ii. West Delta Block 95: S/2, S/2NE/4, S/2NE/4NE/4, SE/4NW/4, E/2SW/4NW/4, SW/4SW/4NW/4

     iii. West Delta Block 96: SE/4, E/2SW/4, SW/4SW/4, SE/4NW/4SW/4, S/4NE/4. INSOFAR AND ONLY INSOFAR as said lands cover those depths from and below the stratigraphic equivalent of the Top of the OP Sand (defined as the stratigraphic equivalent of the depth of 15,266 feet measured depth, as seen in the induction-electric log dated 5/4/72 in the Conoco WD 96#5 well (API# 17-719-20164-00)).

1.6 Gulf Coast Conditions: As used herein, includes, but is not limited to, either (1) mechanical difficulties which, in the sole discretion of BP, cannot be economically overcome after reasonable efforts to do so, or (2) heaving shale, cavity, excess pressure or water flow, loss of circulation or any other substance, formation, situation or condition, similar or dissimilar, which in the sole discretion of BP, reasonably and economically cannot be overcome by ordinary drilling methods or which renders drilling ahead under normal drilling procedures impractical, unwarranted or unreasonably hazardous.

1.7 ITW Earned Depth: The depths from the stratigraphic equivalent of the Top of the OP Sand down to and including 100 feet below the stratigraphic equivalent of the total depth drilled in the Initial Test Well.

1.8 Initial Test Well: The West Delta Block 95 No. 5 well to be drilled under this Agreement from a surface location of X:2481386, Y:92725 in West Delta Block 95, as further described in the AFE for the Initial Test Well (or any Substitute Well(s) for such Initial Test Well).

1.9 Operating Agreement: That certain CATCO Operating Agreement dated January 1, 1989 (as amended), a copy of which is attached hereto as Exhibit "B."


1.10 Other Owners: Collectively, Chevron U.S.A. Inc. ("Chevron") and GOM Shelf LLC ("Apache"), who are the owners of the remaining sixty-two and one-half percent (62.50%) undivided interest in the Leases and are parties to the Operating Agreement.

                                       2.

     The term "Other Owners" shall also apply to any successors or assigns of Chevron and/or Apache in the Leases.

1.11 Ridgewood Response Deadline: The date and time by which Ridgewood must respond to BP's notice of a proposal hereunder which shall be five (5) business days prior to the BP Response Deadline; provided, however, in the event BP's Response Period is forty eight (48) hours, such Ridgewood Response Deadline shall be twelve (12) hours prior to the BP Response Deadline.

1.12 STW Earned Depth: The depths from immediately below the base of the ITW Earned Depth down to and including 100 feet below the stratigraphic equivalent of the total depth drilled in the Second Test Well.

1.13 Second Test Well: The first well that is drilled subsequent to the Initial Test Well to test objective(s) below the ITW Earned Depth (or any Substitute Well(s) for such Second Test Well); provided, such well is not drilled to a depth below 20,000 feet subsea. If such well is drilled below a depth of 20,000 feet subsea, such well shall not be considered the Second Test Well under this Agreement.

1.14 Substitute Well: A well which: (i) is undertaken subsequent to the Test Well (as defined below) because such Test Well encounters Gulf Coast Conditions (and otherwise drilled in the same or similar manner as the original proposed Test Well, except that such new well may be drilled from a different surface location); (ii) is commenced on or before the earlier of the date occurring (x) one hundred and twenty (120) days after the release of the drilling rig for the Test Well or (y) after the lapse of a one hundred and twenty (120) day period without the drilling of any additional footage in the Test Well; and (iii) prior to commencement, is designated in writing by BP as a Substitute Well.


1.15 Test Well: Either the Initial Test Well or Second Test Well, as applicable. Each reference to the Test Well shall apply separately to the Initial Test Well and the Second Test Well.


List of Exhibits
----------------

Exhibit "A"- Form of Assignment of Operating Rights
Exhibit "B"- Operating Agreement (with Exhibits)
Exhibit "C" - AFE for the Initial Test Well
Exhibit "D" - Example of Well Cost Adjustment Calculation
Exhibit "E" -- Form of Operating Agreement Ratification
Exhibit "F" - Form of Tax Partnership


                                       3.

                                    Article 2

                              The Initial Test Well
                              ---------------------

2.1 Prior to its execution hereof, Ridgewood has reviewed the AFE for the Initial Test Well attached hereto as Exhibit "C", along with the well plan attached thereto. The AFE is submitted and attached for informational purposes only. Ridgewood agrees that the Initial Test Well shall constitute an Exploratory Well under the Operating Agreement.

2.2 Ridgewood shall participate in and be obligated to bear and pay sixteen and one-tenth percent (16.10%) of the gross costs, risks, expenses and liabilities associated with all operations for the Initial Test Well conducted pursuant to the Operating Agreement until such time as actual operations for a completion of the Initial Test Well are commenced in accordance with Article 2.3 below (the "ITW Completion Time"). By way of example, but not limitation, if the Initial Test Well reaches its planned total depth and a decision is made pursuant to the Operating Agreement to postpone completion at such depth and deepen the Initial Test Well, such deepening operation shall be deemed prior to the ITW Completion Time and Ridgewood and BP will continue under the same promote and earning terms for the deepening operation as are stipulated herein for the Initial Test Well as originally proposed. Ridgewood's share of costs, risks, expenses and liabilities incurred after the ITW Completion Time shall be an undivided eight and five one hundredths percent (8.05%) with respect to the Initial Test Well, subject to the terms of this Agreement and the Operating Agreement.

2.3 If a proposal to complete the Initial Test Well at a depth below the Top of the OP Sand ("ITW Earning Completion") is made pursuant to the Operating Agreement, BP shall advise Ridgewood in writing of such ITW Earning Completion proposal, along with a copy of such ITW Earning Completion proposal, the estimated cost to conduct same, and shall advise Ridgewood of the BP Response Deadline. On or before the Ridgewood Response Deadline, Ridgewood shall advise BP in writing whether Ridgewood elects to participate in such ITW Earning Completion.


     (A) If Ridgewood elects to participate in such ITW Earning Completion, and same is conducted pursuant to the Operating Agreement, Ridgewood shall participate in same in accordance with the terms of this Agreement and the Operating Agreement. Upon providing BP written notice of its election to participate, Ridgewood shall have earned an assignment of a portion of BP's operating rights interest in and to the Contract Area limited to the ITW Earned Depth subject to the provisions of Article 5 hereof.


     (B) If Ridgewood elects not to participate in such ITW Earning Completion or fails to timely advise BP of its election regarding same, Ridgewood shall forfeit its right to earn any interests in the Contract Area and this Agreement shall immediately terminate and be of no further force and effect, except that Ridgewood shall remain responsible for its

                                       4.

     proportionate share of all costs, expenses and liabilities incurred prior to such termination date.

2.4 If, prior to the ITW Completion Time or plugging and abandoning of the Initial Test Well, a proposal to temporarily abandon the Initial Test Well and release the drilling rig is made pursuant to the Operating Agreement, and same is not part of a completion proposal and is conducted pursuant to the Operating Agreement, Ridgewood shall participate in same and any future operations conducted on the Initial Test Well until the ITW Completion Time or plugging and abandoning of the Initial Test Well in accordance with the terms of this Agreement and the Operating Agreement; provided, however, subject to Article 12 hereof, if future operations are not commenced on or before the date occurring eighteen (18) months after the date the drilling rig is released from the Initial Test Well, this Agreement shall immediately terminate and be of no further force and effect, except that Ridgewood shall remain responsible for its proportionate share of all costs, expenses and liabilities incurred prior to such termination date, including, without limitation, its share of plugging and abandonment liability.


2.5 Notwithstanding anything herein to the contrary, if (i) the Initial Test Well or a Substitute Well therefore fails to reach a depth below the Top of the OP Sand due to Gulf Coast Conditions, but not otherwise, (ii) pursuant to the Operating Agreement, an ITW Earning Completion is not conducted on the Initial Test Well and the Initial Test Well is completed at a depth above the Top of the OP Sand or (iii) pursuant to the Operating Agreement, the Initial Test Well is plugged and abandoned, Ridgewood shall not earn any interests in the Contract Area pursuant to this Agreement and this Agreement shall immediately terminate and be of no further force and effect, except that Ridgewood shall remain responsible for its proportionate share of all costs, expenses and liabilities incurred prior to such termination date and if applicable, its proportionate share of plugging and abandonment costs. However, in the event of (ii) above, and if such Initial Test Well is successfully completed at a depth above the Top of the OP Sand, then there shall be a well cost adjustment between BP and Ridgewood pursuant to Article 7 hereof.


                                    Article 3

                              The Second Test Well
                              --------------------


3.1 If Ridgewood earns an assignment with respect to the Initial Test Well as provided in Article 2.3 above and pursuant to Article 5 below, Ridgewood shall have the option to elect to participate in the Second Test Well. If a proposal to drill the Second Test Well is made pursuant to the Operating Agreement on or before the date occurring three (3) years after the date the drilling rig is released from the Initial Test Well, BP shall advise Ridgewood in writing of such proposal, along with a copy of the proposal, the estimated cost to conduct same (including the Shallow Depth Estimate, as described below), and shall advise Ridgewood of the BP Response Deadline. On or before the Ridgewood


                                       5.

     Response Deadline, Ridgewood shall advise BP in writing whether Ridgewood elects to participate in the proposed operation.

     (A) If Ridgewood elects to participate in the proposed operation, and same is conducted pursuant to the Operating Agreement, Ridgewood shall participate in such proposed operation in accordance with the terms of this Agreement and the Operating Agreement.


     (B) If Ridgewood elects not to participate in the proposed operation or fails to timely advise BP of its election to participate, Ridgewood shall forfeit its right to earn any additional interests below the, ITW Earned Depth in the Contract Area and this Agreement shall immediately terminate and be of no further force or effect as to all portions of the Contract Area below the ITW Earned Depth.

          If a proposal to drill the Second Test Well is not made pursuant to the Operating Agreement on or before the date occurring three (3) years after the date the drilling rig is released from the Initial Test Well, this Agreement shall immediately terminate and be of no further force or effect as to all portions of the Contract Area below the ITW Earned Depth.


3.2 If Ridgewood elects to participate in the Second Test Well pursuant to this Agreement and BP elects to participate in the Second Test Well pursuant to the Operating Agreement:


          (A) Ridgewood shall participate in and be obligated to bear and pay the gross costs, risks, expenses and liabilities associated with the sum of the following: (i) eight and five one-hundredths percent (8.05%) of the actual gross costs and expenses of all operations for the Second Test Well conducted pursuant to the Operating Agreement that are attributable to drilling and logging to the base of the ITW Earned Depth; (ii) eight and five one-hundredths percent (8.05%) of the difference between (x) the actual gross costs and expenses of all operations for the Second Test Well conducted pursuant to the Operating Agreement that are attributable to drilling and logging to the base of the ITW Earned Depth and (y) [the estimated gross cost and expenses of all operations for a well that would be drilling utilizing the same well bore path as the Second Test Well except that such well would be drilled to a total depth equal to the base of the ITW Earned Depth] (such bracketed language being referred to hereinafter as the "Shallow Depth Estimate"), (with such difference being referred to hereinafter as the "Shallow Promote"); and (iii) sixteen and one-tenth percent (16.10%) of the actual gross costs and expenses of all operations for the Second Test Well conducted pursuant to the Operating Agreement that are not captured by (i) above. The above calculated share of costs, risks, expenses and liabilities shall be effective until such time as actual operations for a completion of the Second Test Well are commenced in accordance with Article 3.2(B) below (the


                                       6.

          "STW Completion Time"). Ridgewood's share of costs, risks, expenses and liabilities incurred after such STW Completion Time shall be an undivided eight and five one hundredths percent (8.05%) with respect to the Second Test Well, subject to the terms of this Agreement and the Operating Agreement.

          In the event Ridgewood disagrees with BP's Shallow Depth Estimate, Ridgewood shall provide BP with written notice of such disagreement within three (3) days of Ridgewood's receipt thereof. Upon receipt of such written notice from Ridgewood, the Parties shall enter into good faith negotiations and attempt to agree on such Shallow Depth Estimate. In the event the Parties cannot agree on a Shallow Depth Estimate within two (2) days of Ridgewood's notice, the Parties shall mutually agree on and employ a drilling consultant to resolve the matter and determine a Shallow Depth Estimate. The determination by the drilling consultant shall be conclusive and binding upon both Parties. The cost of the drilling consultant shall be borne fifty percent (50%) by Ridgewood and fifty percent (50%) by BP.

     (B) If a proposal to complete the Second Test Well at a depth below the ITW Earned Depth ("STW Earning Completion") is made, BP shall advise Ridgewood in writing of such STW Earning Completion proposal, along with a copy of such STW Earning Completion proposal and the estimated cost to conduct same, and shall advise Ridgewood of the BP Response Deadline. On or before the Ridgewood Response Deadline, Ridgewood shall advise BP in writing whether Ridgewood elects to participate in such STW Earning Completion.

               (1) If Ridgewood elects to participate in such STW Earning Completion and same is conducted pursuant to the Operating Agreement, Ridgewood shall participate in same in accordance with the terms of this Agreement and the Operating Agreement. Upon providing BP written notice of its election to participate, Ridgewood shall have earned an assignment of a portion of BP's operating rights interest in and to the Contract Area limited to the STW Earned Depth subject to the provisions of Article 5 hereof.

               (2) If Ridgewood elects not to participate in such STW Earning Completion or fails to timely advise BP of its election regarding same, Ridgewood shall forfeit its right to earn any additional interests in the Contract Area and this Agreement shall immediately terminate and be of no further force or effect as to all portions of the Contract Area below the ITW Earned Depth, except that Ridgewood shall remain responsible for its proportionate share of all costs, expenses and liabilities associated with the terminated portions incurred prior to such termination date.


3.3 If Ridgewood elects to participate in the Second Test Well pursuant to this Agreement, but BP elects not to participate in the Second Test Well pursuant to the Operating


                                       7.

     Agreement and the Second Test Well is proposed in a portion of the Contract Area in which Ridgewood has earned an interest in depths below the ITW Earned Depth from third parties:

     (A) The Second Test Well shall be drilled pursuant to the Operating Agreement and BP shall be designated as a Non-Participating Party thereunder.

     (B) If an STW Earning Completion is proposed, Ridgewood shall advise BP in writing as to whether Ridgewood has elected to participate in such STW Earning Completion proposal pursuant to the Operating Agreement.

          (1) If Ridgewood elects to participate in such STW Earning Completion pursuant to the Operating Agreement and same is conducted pursuant to the Operating Agreement, Ridgewood shall be deemed to have elected to participate in the STW Earning Completion for purposes of this Agreement and shall pay BP by wire transfer within thirty (30) days of Ridgewood's election to participate a sum equal to (i) eight and five one-hundredths percent (8.05%) of the Shallow Promote (as defined in Article 3.2(A)(ii)) plus (ii) eight and five one-hundredths percent (8.05%) of the actual gross costs and expenses of all operations for the Second Test Well conducted pursuant to the Operating Agreement that are not actual gross costs and expenses of operations for the Second Test Well conducted pursuant to the Operating Agreement attributable to drilling and logging to the base of the ITW Earned Depth. Upon such payment, Ridgewood shall have earned an assignment of a portion of BP's operating rights interest in and to the Contract Area limited to the STW Earned Depth subject to the provisions of
          Article 5 hereof. To the extent any interest earned pursuant to this
          Article 3.3 is subject to non-consent penalties as a result of BP's elections pursuant to the Operating Agreement, such interest shall remain subject to such non-consent penalties notwithstanding any assignment made pursuant hereto.


          (2) If Ridgewood elects not to participate in such STW Earning Completion pursuant to the Operating Agreement or fails to timely make such election pursuant to the Operating Agreement, Ridgewood shall be deemed to have elected not to participate in the STW Earning Completion for purposes of this Agreement and shall forfeit its right to earn any additional interests in the Contract Area and this Agreement shall immediately terminate and be of no further force or effect as to all portions of the Contract Area below the ITW Earned Depth, except that Ridgewood shall remain responsible for its proportionate share of all costs, expenses and liabilities associated with the terminated portions incurred prior to such termination date.


3.4 If Ridgewood elects to participate in the Second Test Well pursuant to this Agreement,


                                       8.

     but BP does not desire to participate in the Second Test Well and the Second Test Well is proposed in a portion of the Contract Area in which Ridgewood has not earned an interest in depths below the ITW Earned Depth from third parties:

     (A) BP shall elect to participate in the Second Test Well for purposes of the Operating Agreement and Ridgewood shall participate in and be obligated to bear and pay thirty-seven and one-half percent (37.50%) of the gross costs, risks, expenses and liabilities associated with all operations for the Second Test Well conducted pursuant to the Operating Agreement until Payout (as defined below).

     (B) If an STW Earning Completion. is proposed, BP shall advise Ridgewood in writing of such STW Earning Completion proposal, along with a copy of such STW Earning Completion proposal and the estimated cost to conduct same, and shall advise Ridgewood of the BP Response Deadline. On or before the Ridgewood Response Deadline, Ridgewood shall advise BP in writing whether Ridgewood elects to participate in such STW Earning Completion.


          (1) If Ridgewood elects to participate in such STW Earning Completion pursuant to the Operating Agreement and same is conducted pursuant to the Operating Agreement:

               (a) Ridgewood shall be deemed to have elected to participate in the STW Earning Completion for purposes of this Agreement and shall pay BP by wire transfer within thirty (30) days of Ridgewood's election to participate a sum equal to (i) eight and five one-hundredths percent (8.05%) of the Shallow Promote (as defined in Article 3.2(A)(ii)) plus (ii) eight and five one-hundredths percent (8.05%) of the actual gross costs and expenses of all operations for the Second Test Well conducted pursuant to the Operating Agreement that are not actual gross costs and expenses of operations for the Second Test Well conducted pursuant to the Operating Agreement attributable to drilling and logging to the base of the ITW Earned Depth. Upon such payment, Ridgewood shall have earned an assignment of a portion of BP's operating rights interest in and to the Contract Area limited to the STW Earned Depth subject to the provisions of
               Article 5 hereof.

               (b) Ridgewood shall be entitled to receive all revenues from production attributable to BP's remaining twenty-nine and forty-five one hundredths percent (29.45%) interest in the Second Test Well until such time as Ridgewood has recouped the applicable non-consent penalty as determined pursuant to Articles 10 and 12 of the Operating Agreement, which Articles are incorporated herein by reference (such time being

                                       9.

               referred to herein as "Payout").

              (c) Ridgewood's share of costs incurred after Payout shall be an undivided twenty percent (8.05%) with respect to the Second Test Well, subject to the terms of this Agreement and the Operating Agreement.

          (2) If Ridgewood elects not to participate in such STW Earning Completion or fails to timely advise BP of its election regarding same, Ridgewood shall forfeit its right to earn any additional interests in the Contract Area and this Agreement shall immediately terminate and be of no further force or effect as to all portions of the Contract Area below the ITW Earned Depth, except that Ridgewood shall remain responsible for its proportionate share of all costs, expenses and liabilities associated with the terminated portions incurred prior to such termination date.


3.5 If, prior to the STW Completion Time or plugging and abandoning of the Second Test Well, a proposal to temporarily abandon the Second Test Well and release the drilling rig is made pursuant to the Operating Agreement, and same is conducted pursuant to the Operating Agreement, Ridgewood shall participate in same and any future operations conducted on the Second Test Well until the STW Completion Time in accordance with the terms of this Agreement and the Operating Agreement; provided, however, subject to
     Article 12 hereof, if future operations are not commenced on or before the date occurring eighteen (18) months after the date the drilling rig is released from the Second Test Well, this Agreement shall immediately terminate and be of no further force and effect as to all portions of the Contract Area below the ITW Earned Depth, except that Ridgewood shall remain responsible for its proportionate share of all costs, expenses and ,liabilities incurred prior to such termination date, including, without limitation, its share of plugging and abandonment liability.


3.6 Notwithstanding anything herein to the contrary, if (i) the Second Test Well or a Substitute Well therefore fails to reach a depth below the ITW Earned Depth due to Gulf Coast Conditions, but not otherwise, (ii) pursuant to the Operating Agreement, an STW Earning Completion is not conducted on the Second Test Well and the Second Test Well is completed at a depth above the base of the ITW Earned Depth, or (iii) pursuant to the Operating Agreement, the Second Test Well is plugged and abandoned, Ridgewood shall not earn any additional interests in the Contract Area pursuant to this Agreement and this Agreement shall immediately terminate and be of no further force and effect as to all portions of the Contract Area below the ITW Earned Depth, except that Ridgewood shall remain responsible for its proportionate share of all costs, expenses and liabilities associated with the terminated portions incurred prior to such termination date. However, in the event of (ii) above, and if such Second Test Well is successfully completed at a depth above the base of the ITW Earned Depth, then the cost of drilling, completing, and equipping the Second Test Well (less any amounts attributable to Article 3.2 (A)(ii)


                                       10.

above) from the surface to a depth one hundred feet (100') below the base of the completed zone, shall be allocated pursuant to the Operating Agreement.


                                    Article 4

                            Drilling of the Test Well
                            -------------------------

4.1 BP shall commence, or cause to be commenced, the Initial Test Well on or before July 1, 2005; provided, however, the sole consequence of BP's failure to timely commence, or cause to be commenced, such Initial Test Well shall be forfeiture of this Agreement.


4.2 After commencement, BP agrees to drill the Test Well in accordance with the provisions of the Operating Agreement. 4.3 In the event BP elects to drill a Substitute Well for the Test Well, such Substitute Well shall be considered and treated for all purposes as though the same were the Test Well, and all references in this Agreement to the Test Well shall also include such Substitute Well. There shall not be a limit on the number of Substitute Wells that BP may elect to drill for the Test Well (or any Substitute Well therefore) provided the provisions of Article 1.14 are satisfied.


                                    Article 5

                       Assignment(s) of Oil And Gas Leases
                       -----------------------------------


5.1 If Ridgewood satisfies its requirements in Article 2 or 3, as applicable, then as of the ITW Completion Time or STW Completion Time, as the case may be, Ridgewood shall be entitled to an assignment of operating rights from BP as hereinafter set forth and subject to the conditions, exceptions, reservations and agreements hereinafter contained effective as of ITW Completion Time or STW Completion Time, as the case may be. If Ridgewood i s entitled to an assignment, BP shall assign to Ridgewood an undivided eight and five one-hundredths percent of 8/8ths (8.05% of 8/8ths) operating rights interest in and to the Leases limited both geographically and horizontally to the Contract Area limited to the ITW Earned Depth or the STW Earned Depth, as the case may be, together with all rights in oil and gas produced and marketed therefrom.


5.2 Any assignment earned by Ridgewood from BP hereunder shall be in the form attached hereto as Exhibit "A" and shall be without warranty of title, either express or implied, except as to claims of all persons claiming an interest by, through or under BP, but not otherwise, and with full subrogation and substitution in and to all actions in warranty. The assigned interest will be transferred to Ridgewood free and clear of all liens, encumbrances, burdens and claims arising by, through or under BP, except for BP's proportionate share of lessor's royalties, rentals and other obligations pursuant to the terms of the Leases and any non-consent penalties burdening such interest pursuant to the


                                       11.

     terms of the Operating Agreement. BP does not warrant title to any portion of the Contract Area or the Leases or agree to convey to Ridgewood any better title thereto than BP has on the effective date of this Agreement.

5.3 In the event said Leases cover less than the entire mineral estate or the interest owned by BP is less than the entire leasehold estate, both the interest assigned by BP in any assignment pursuant hereto and Ridgewood's share of costs, risks, expenses and liabilities assumed herein shall be reduced proportionately.


5.4 Ridgewood agrees to be bound by the agreements and contracts to which the interests assigned herein are subject and to assume the rights and obligations of BP in such agreements and contracts, to the extent of the interest acquired by Ridgewood, including, but not limited to, the Operating Agreement.

5.5 Ridgewood covenants and agrees that prior to the time that it may become entitled to an assignment pursuant to this Agreement, it shall not transfer or assign this Agreement, or the interests assigned herein, without the prior written consent of BP. Any assignment without BP's consent in violation of this provision shall be, at BP's sole election, null and void and of no force or effect. Consent by BP to any one assignment or transfer shall not be construed as consent to any further or future assignment or transfer, it being expressly understood that BP's prior written consent shall be required for any assignment or transfer by Ridgewood, and any of its successors or assigns. In the event the right to assign is granted, BP shall nevertheless hold Ridgewood responsible for compliance with the terms and conditions hereof. Any assignment by Ridgewood, or its subsequent assignees, of any interest in all or any portion of the Leases shall be made expressly subject to this Agreement and the assignee therein shall expressly agree to be ,bound by the terms and provisions of this Agreement and the Operating Agreement.


5.6 Except as provided in (i) and (ii) below and subject to Article 12 hereof, at any time or times after Ridgewood has earned an assignment of operating rights interest pursuant to this Agreement, if all production from that portion of the Contract Area earned by Ridgewood hereunder should cease for any cause, and a lapse of more than one (1) year without the recommencement of production from such portion of the Contract Area occurs, BP may terminate this Agreement and any transfer of operating rights interest executed pursuant hereto; whereupon Ridgewood shall re-convey to BP, by means of a recordable written instrument effective as of the end of such one (1) year time period, the operating rights interest Ridgewood acquired from BP pursuant to this Agreement, such operating rights interest to be returned to BP free and clear of any lien, privilege, mortgage, other encumbrance, overriding royalty interest, payment out of production, and/or contract created or entered into by Ridgewood and affecting such transferred premises. Notwithstanding anything to the contrary contained above in this Article 5.6,


                                       12.

     the assignment from Ridgewood to BP shall not relieve Ridgewood from any obligations or liability incurred prior to the effective date of such assignment to BP.


     The above provisions of Article 5.6 shall not be applicable if (i) a well or well(s) exist in that portion of the Contract Area earned by Ridgewood hereunder which are capable of producing oil and/or gas in "paying quantities" (as defined below) from such portion of the Contract Area, or
     (ii) a proposal to drill, rework, recomplete, or sidetrack a well to such portion of the Contract Area ("Extending Operation(s)") is made pursuant to the Operating Agreement and such Extending Operation(s) is timely commenced and continuously prosecuted; provided, if such Extending Operation(s) fails to result in a well capable of production in "paying quantities", then the above provisions of Article 5.6 shall continue to not be applicable for only so long as such Extending Operation(s) are commenced without a time period in excess of one hundred eighty (180) days elapsing between the commencement of actual operations for one such Extending Operation(s) and the commencement of actual operations for the next subsequent Extending Operation(s).

     For purposes of this Article 5.6, the term "paying quantities" shall mean in sufficient quantities such that the net revenue generated from same is in excess of the monthly operating costs allocated to such well pursuant to the Operating Agreement.


                                    Article 6

                        Cash Calls and Performance Bonds
                        --------------------------------

6.1 Subject to confirmation by Ridgewood of BP having contracted a rig to drill the Initial Test Well, then within thirty (30) days of receipt by Ridgewood of a written notice by BP that the anticipated spud date for the Initial Test Well will occur on a date equal to or less than thirty (30) days from the date of said notice, Ridgewood shall advance to BP by wire transfer its respective share of estimated expenditures associated with the AFE for the Initial Test Well. As to subsequent operations in which Ridgewood elects to participate, Ridgewood shall advance to BP by wire transfer its respective share of estimated expenditures for such subsequent operations on or before the date occurring ten (10) business days after Ridgewood's election to participate is delivered to BP. In addition to the above, Ridgewood shall also advance to BP by wire transfer its respective share of estimated expenditures associated with any supplemental AFEs for operations in which Ridgewood is obligated to participate within ten (10) days of Ridgewood's receipt thereof. BP shall adjust each billing to give credit for advances received from Ridgewood In the event Ridgewood fails to timely advance its respective share of estimate expenditures, then, BP will immediately notify Ridgewood of its advance being due, and Ridgewood shall have a twenty-four
     (24) hour period from receipt of such notice by BP to advance its respective share of estimate expenditures by wire transfer and


                                       13.

     if Ridgewood fails to do so, then, at BP's sole election, Ridgewood shall be deemed to have elected not to participate in such operation for which it did not timely advance its respective share of estimated expenditures and BP may, in its sole discretion, immediately terminate all or any portion of this Agreement.


     Notwithstanding anything herein to the contrary, once the Operating Agreement becomes applicable as to interests earned by Ridgewood pursuant to this Agreement, the !above provisions of this Article 6.1 shall not be applicable to such earned interests and the ability of BP to make cash calls with respect to such earned interests shall be governed by the terms of the Operating Agreement.

6.2 On or before the date occurring thirty (30) days after Ridgewood's election to participate in the ITW Earning Completion, Ridgewood shall establish an escrow account in an amount of Ridgewood's earned interest percentage of the estimated costs of plugging and abandoning the Initial Test Well, which estimated amount shall be provided by BP to Ridgewood in writing. The escrow agreement (the "Escrow Agreement") establishing and governing such escrow account shall be in a form acceptable to BP. Upon subsequent elections to participate by Ridgewood or at payout of any operations in which Ridgewood elected not to participate under the Operating Agreement, BP shall provide Ridgewood with written estimates of additional costs for plugging and abandonment associated with such elections, and within thirty
     (30) days of Ridgewood's receipt thereof, Ridgewood shall increase the escrowed amount in the amount of such estimates. In addition, BP shall have the ability to make an annual redetermination of the required escrowed amount and require Ridgewood to increase/decrease the escrowed amount as necessary. In the event Ridgewood fails to establish an escrow account in a form acceptable to BP or fails to increase the escrowed amount as required by this Agreement, BP may establish such escrow account itself and, at BP's sole discretion, either invoice Ridgewood for the cost to establish such escrow account, including, without limitation, the escrowed amount or recover the cost to establish such escrow account and the escrowed amount from Ridgewood's share of production.

     In the event Ridgewood disagrees with any of BP's estimates of the costs associated with plugging and abandonment, Ridgewood shall provide BP with written notice of such disagreement within ten (10) days of Ridgewood's receipt thereof. Upon receipt of such written notice from Ridgewood, the Parties shall enter into good faith negotiations and attempt to agree on such estimates. In the event the Parties cannot agree on an estimate within ten (10) days of Ridgewood's notice, the Parties shall mutually agree on and employ a plugging and abandonment consultant to resolve the matter and determine such estimates. The determination by the plugging and abandonment consultant shall be conclusive and binding upon both Parties: The cost of the plugging and abandonment consultant shall be borne fifty percent (50%) by Ridgewood and fifty percent (50%) by BP.


                                       14.

                                    Article 7

                              Well Cost Adjustments
                              ---------------------

7.1 For purposes of this Article 7, "Total Gross Cost" shall mean the total gross cost incurred in the initial drilling, logging, casing of the well down to the base of the zone which is the target of the completion operation depreciated by an amount equal to ten percent (10%) of said total gross cost per year from the date the well reached its total depth to the date the completion operation is commenced (prorated to account for fractional years). Such "total gross cost" shall include, without limitation, intangible drilling costs, tangible drilling costs, surface equipment and drilling overhead.


7.2 To the extent application of this Article 7 is required by Article 2.5 of this Agreement, the depreciated well cost adjustment shall be calculated as follows:


     (A) If BP elects to participate in the completion operation provided for in
     Article 2.5 (ii), BP shall remit to Ridgewood a depreciated well cost adjustment amount which shall be calculated by multiplying twelve percent (12%) times the Total Gross Cost. Said well cost adjustment shall be due and payable from BP to Ridgewood by wire transfer within thirty (30) days after the ITW completion.


     (B) If BP elects not to participate in the completion operation provided for in Article 2.5 (ii), BP shall be deemed to be a Non-Participating Party (as defined in the Operating Agreement). Any depreciated well cost adjustment amount shall be calculated pursuant to the formula in Article 7.2(A) above, but such well cost adjustment amount shall be recouped by Ridgewood from BP's net proceeds, if any, from the well after the Participating Parties (as defined in the Operating Agreement) recoup the non-consent penalty amounts provided in the Operating Agreement.

7.3 By way of example and not of limitation, attached hereto as Exhibit "D" is an example of a well cost adjustment calculation utilizing the above methodology.


                                    Article 8

                Operator and Applicability of Operating Agreement
                -------------------------------------------------


8.1 BP shall be the Operator of the Test Well as provided in the Operating Agreement. Simultaneously with each assignment to Ridgewood pursuant to
     Article 5 above, if made, Ridgewood shall execute a ratification of the Operating Agreement attached hereto as Exhibit "E" as to the interests earned pursuant to such assignment. Except as provided otherwise in this Agreement, all operations on the Test Well and all subsequent operations on the Contract Area shall be conducted pursuant to the terms and conditions of the Operating Agreement.


                                       15.

                                    Article 9

                       Production Handling and Processing
                       ----------------------------------

9.1 Ridgewood acknowledges that a formal production handling and processing arrangement does not currently exist to handle and process production from the Leases and the Contract Area. Therefore, BP does not represent or guarantee that Ridgewood will have appropriate means to handle and process its share of production from the Test Well in the event that the Test Well is completed as a well capable of commercial production nor does BP represent or guarantee that any production handling facilities will have capacity to handle such production; provided, as between BP and Ridgewood, if limited capacity is available on an existing production handling facility and the Initial Test Well is produced at a rate less than its maximum production rate, then the reduced production volumes will be pro-rated between BP and Ridgewood based on their working interest ownership of the Initial Test Well. Upon completion of the Test Well as a well capable of commercial production, BP will endeavor to facilitate the negotiation of a Production Handling Agreement between Ridgewood and the owners of the applicable production handling and processing facilities.


                                   Article 10

                             Liability and Insurance
                             -----------------------


10.1 Ridgewood shall secure and maintain the following insurance coverages for purposes of this Agreement:


     a) Comprehensive General Liability Insurance suitably endorsed for maritime operations (including contractual coverage), excluding products, with a minimum limit of Five Million Dollars (US$5,000,000) for each accident for bodily injuries or death and property damage.

     b) Extra Expense Insurance including Well Control Coverage, Pollution, Extra Expense and Care, Custody and Control Coverage in the minimum amount of Ten Million Dollars (US$10,000,000).


10.2 Ridgewood shall name BP as an additional named insured on all of the policies hereinabove. BP shall hold the same benefit and insurance coverage as Ridgewood and there shall be no exclusions, endorsements or other special policy provisions which provide that BP shall have restricted or limited insurance coverage that varies in any respect from the insurance coverage.


                                       16.

10.3 All of the insurance policies listed herein obtained by Ridgewood shall also be endorsed as follows: "To eliminate controversies, the expense and inconvenience thereto, as between Ridgewood and BP, it is agreed that the underwriters, insurers and insurance carriers of the Party named as additional insured shall not have any right of subrogation (equitable or by assignment, express or implied, loan receipt of otherwise) against the named insured Party or its insurers, and the right of subrogation is expressly waived."

10.4 Ridgewood shall secure a certificate of insurance from its primary insurers and shall also secure copies of the insurance policies covering the required insurance listed hereinabove and shall furnish same to BP.


10.5 The above insurance coverages shall be in addition to any insurance required by the Operating Agreement.


                                   Article 11

                                 Tax Provisions
                                 --------------

11.1 In order to properly allocate the intangible drilling costs and other tax benefits of the costs incurred hereunder, BP and Ridgewood hereby agree to enter into the Tax Partnership attached hereto as Exhibit "F," with BP acting as Tax Reporting Partner. Any costs incurred by BP in establishing and administering the Tax Partnership will be billed by BP to Ridgewood with Ridgewood being responsible for twenty-two percent (22%) of such costs and BP being responsible for seventy-eight percent (78%) of such costs. Notwithstanding any provision in this Agreement, to the effect that the rights and liabilities of the Parties are several, not joint or collective, and this Agreement and the activities and operations hereunder do not constitute a partnership under state law, each Party elects not to be excluded from the application of all or any part of the provisions of Subchapter K, Chapter 1, Subtitle A, of the Internal Revenue Code of 1986, as amended, or similar provisions of applicable state laws.


                                   Article 12

                                  Force Majeure
                                  -------------


12.1 All obligations imposed by this Agreement on each Party, except for the payment of money, shall be suspended and all periods of time for exercising any rights hereunder shall be extended while compliance is prevented, in whole or in part, by a labor dispute, fire, flood, war, civil disturbance, or act of God; by laws; by governmental rules, regulations, or orders; by governmental action or governmental delay; by inability to secure materials or equipment; or by any other cause, whether similar or dissimilar, beyond the reasonable control of the said Party; provided, however, that performance

                                       17.

     shall be resumed within a reasonable time after such cause has been removed; and provided further that no Party shall be required against its will to settle any labor dispute. Whenever a Party's obligations or rights are suspended or extended hereunder, such Party shall immediately notify the other Party, giving full particulars of the reason for such suspension or extension, and such Party shall thereafter diligently endeavor to remove or correct the cause of such force majeure event as soon as reasonably possible.


                                   Article 13

                                 Representations
                                 ---------------


13.1 Ridgewood represents and warrants that this Agreement and any interest acquired hereunder (a) are being entered into and acquired for its own account and not with a view to distribution, (b) have not and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any state (collectively, the "Acts") in reliance on exemptions therefrom and/or this and the other representations by Ridgewood in this
     Article 13.1, and (c) will not be sold or otherwise transferred except in accordance with the registration requirements of the Acts or pursuant to an exemption therefrom.


13.2 BP does not make any representation or warranty, either express or implied, as to the accuracy, completeness or materiality of any data, information, records or materials made available in connection with this Agreement. WITHOUT LIMITATION TO THE GENERALITY OF THE FOREGOING AND EXCEPT AS OTHERWISE PROVIDED IN THE ASSIGNMENT, BP EXPRESSLY DISCLAIMS AND NEGATES ANY WARRANTY, EXPRESS OR IMPLIED AS TO (1) TITLE, (2) MERCHANTABILITY, (3) FITNESS FOR A PARTICULAR PURPOSE, OR (4) CONFORMITY OF THE DATA TO SAMPLES OR MODELS. Ridgewood confirms that it, or its, agents or representatives, had access to and an opportunity to inspect relevant data related to the interests to be acquired hereunder which it deemed necessary to make an informed investment judgment with respect to such interests and that it has the knowledge and experience in financial and business matters in general and in oil and gas investments in particular, including investments in the oil and gas exploration and production industry, and that it is capable of evaluating the merits and risks of this Agreement and any interests acquired hereunder.


                                   Article 14

                                     Default
                                     -------

14.1 If Ridgewood makes any default in any term, covenant or condition of this Agreement, BP may give Ridgewood written notice stating the nature of such default. If Ridgewood fails to commence to remedy such default within thirty (30) days after receipt of such notice or fails to continue to remedy such default, BP may, by notice, in writing to Ridgewood, cancel and terminate all or any portion of the interest of Ridgewood


                                       18.

     hereunder, and it shall be lawful for BP to reenter upon the Contract Area (or any part thereof in the name of the whole) and to repossess and enjoy same.


14.2 The rights hereby granted to BP shall be in addition to and not in substitution for any other right or remedy which BP may have hereunder and, specifically, the existence or the exercise of such rights shall not serve to deprive BP, either wholly or partially, of any other right or remedy at law or in equity, including damages and indemnity.


14.3 Notwithstanding the preceding clauses of this Article, but subject to
     Article 5.6, no termination or cancellation as hereinbefore provided shall apply to any portion of the Contract Area in which Ridgewood has earned an interest prior to the default.


                                   Article 15

                                 Lease Payments
                                 --------------


15.1 If any delay rental payment, shut-in well payments or minimum royalty payments for the Leases should become due and payable, whether before or after Ridgewood has earned any assignments, BP shall make a bona fide effort to pay such lease payments, but shall not be responsible to Ridgewood for losses or damages resulting from its failure to do so.


                                   Article 16

                                 INDEMNIFICATION
                                 ---------------


16.1 TO THE EXTENT OF RIDGEWOOD'S PERCENTAGE SHARE OF COSTS, RISKS, EXPENSES AND LIABILITIES ASSUMED HEREIN, RIDGEWOOD AGREES TO PROTECT, DEFEND, INDEMNIFY, AND HOLD BP, ITS AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, SERVANTS, AND EMPLOYEES, HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, COSTS, LOSSES, EXPENSES, INCLUDING COURT COSTS AND ATTORNEYS FEES, SUITS AND JUDGMENTS FOR PERSONAL INJURY, PROPERTY DAMAGE OR ENVIRONMENTAL DAMAGE RESULTING DIRECTLY OR INDIRECTLY FROM OR ARISING OUT OF THE OPERATIONS CONTEMPLATED BY TO THIS AGREEMENT TO THE FULLEST EXTENT WHICH THE LAW WILL ALLOW, ALSO EXPRESSLY INCLUDING ANY OF THE SAME THAT MAY BE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OR OTHER FAULT OF ANY OF THE ABOVE DESCRIBED INDEMNITEES (EXCEPTING ONLY THOSE CLAIMS CAUSED BY THE INDEMNITEES' GROSS NEGLIGENCE OR WILLFUL MISCONDUCT); PROVIDED THAT BP SHALL HAVE THE RIGHT, IF IT SO ELECTS, TO PARTICIPATE AT ITS OWN COST AND EXPENSE IN THE DEFENSE OF ANY SUIT TO WHICH ANY SUCH INDEMNITEES ARE


                                       19.

     MADE A PARTY WITHOUT RELIEVING RIDGEWOOD OF THE PRIMARY OBLIGATION TO DEFEND SUCH ACTION.


                                   Article 17

                            Miscellaneous Provisions
                            ------------------------

17.1 Relationship of the Parties. It is not the purpose or intention of this Agreement to create, and this Agreement shall never be construed as creating, a joint venture, mining partnership or other relationship whereby any Party shall be held liable for the acts, either of omission or commission, of any other Party hereto.

17.2 Choice of Law. THIS AGREEMENT, AND THE OTHER MATTERS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE GENERAL MARITIME LAW OF THE UNITED STATES TO THE EXTENT APPLICABLE, OTHERWISE BY THE LAWS OF THE STATE OF LOUISIANA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT MIGHT OTHERWISE APPLY THE LAWS OF ANOTHER STATE OR JURISDICTION.


17.3 Authority. If any Party is a legal entity, including, but not limited to, an association, corporation, joint venture, limited partnership, partnership or trust, such Party represents to the other Party that the execution and delivery of this Agreement and the completion of the transactions contemplated herein have been duly authorized by all necessary corporate proceedings or have received all necessary management approvals.


17.4 Conflict. Except as expressly provided in this Agreement, to the extent of any conflict between the provisions of this Agreement and the provisions of the Operating Agreement, the provisions of this Agreement shall supersede and control to the extent of such conflict.

17.5 Section Headings. The section headings used herein are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any particular topic are to be found in any particular section.

17.6 Entire Agreement. This Agreement, together with the instruments referenced herein and the attachments hereto, embody the entire agreement between the Parties with regard to the subject matter hereof, and supersedes all other prior or contemporaneous agreements (other than the Operating Agreement), arrangements, proposals, representations, negotiations, communications and understandings, whether oral or written, relating to the subject matter hereof.


                                       20.

17.7 Exhibits and Attachments. All exhibits, attachments and the like contained herein or attached hereto are integrally related to this Agreement, and are hereby made a part of this Agreement for all purposes. To the extent of any ambiguity, inconsistency or conflict between the body of this Agreement and any of the exhibits, attachments and the like attached hereto, the terms of this Agreement shall prevail over the exhibits and attachments, to the extent of such conflict.

17.8 Amendment, Modification and Waiver. This Agreement may be supplemented, altered, amended, modified or revoked in writing and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of any Party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

17.9 Further Assurances. The Parties will execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments and take such other actions as the Parties reasonably may request to more effectively accomplish the purposes of this Agreement.

17.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, representatives and permitted assigns and shall constitute a covenant running with the Contract Area.

17.11 Notices. The Parties agree that any notices, communications or documents that either of them desire or that may be required to be delivered to the other Party shall be sent to the Parties at the following respective addresses stated for each:


       BP America Production Company              Ridgewood Energy Corporation
       200 Westlake Park Blvd.                    11700 Old Katy Road, Suite 280
       Houston, TX 77079                          Houston, TX 77079
       Attn: James A. Webb                        Attn: W. Greg Tabor
       Phone:    281-366-5393                     Phone:   281-293-8449
       Fax:   281-366-7613                        Fax:  281-293-7705

       All notices and responses thereto shall be in writing and delivered in person or by telephone followed by United States mail, telex, telegraph, telecopier (facsimile) or cable; however, if the drilling rig is on location and standby charges are accumulating, such notices and responses shall be given by telephone and immediately confirmed in writing. Notices and responses shall be deemed given only when received by the Party to whom

                                       21.

       such notice or response is directed, except that any notice or response by certified United States mail or equivalent, telegraph, or cable properly addressed, pursuant to this Article 17.11, and with all postage and charges prepaid shall be deemed given seventy-two (72) hours after such notice is deposited in the mail inclusive of Saturdays, Sundays, and federal holidays, or twenty-four (24) hours after such notice or response is sent by telecopier (facsimile), receipt confirmed and verified by telephone, or filed with an operating telegraph or cable company for immediate transmission inclusive of Saturdays, Sundays, and federal holidays. Either Party may change its address for notice by notice to the other Party.

17.12 Confidentiality, News Releases and Disclosures. This Agreement shall be kept strictly confidential, and no press release or other public announcement or disclosure regarding this Agreement or the Leases shall be made by either Party without the prior written consent of the other Party. However, either Party may make releases or public announcements which are required in order to comply with applicable laws; provided, the releasing, announcing and/or disclosing Party first gives the other Party adequate notice and time for review of and comment on such release, announcement or disclosure before it is made. BP acknowledges that Ridgewood may desire to disclose certain terms of this Agreement in its marketing brochures, drilling fund prospectus' or company website and BP agrees to give appropriate attention to Ridgewood's consent requests with respect to such disclosures, but such consent may be given or refused in BP's sole discretion. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree they shall always be subject to Article
       7.3 (Confidentiality) of the Operating Agreement even prior to Ridgewood's earning an interest pursuant hereto and nothing in this Agreement shall be considered an exception to or waiver of such confidentiality obligations.

17.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws in effect during the term hereof, such provision shall be fully severable; this Agreement shall be modified, construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. If any provision of this Agreement is so broad as to be unenforceable, each provision shall be interpreted to be only so broad as is enforceable. A bankruptcy or similar trustee must accept or, to the extent permitted by law, reject this Agreement in its entirety.

17.14 Jointly Drafted Agreement. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Based on the foregoing, the Parties agree that the drafting of this Agreement was a joint effort, and the rule of




                                       22.

       construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation or construction of this Agreement.

17.15 Counterparts. This Agreement may be executed in counterparts and each such counterpart shall have the same force and effect as the original hereof; provided, however, that none of said counterparts shall be effective until all the Parties hereto have executed a counterpart hereof.


EXECUTED as of the 14th day of April, 2005, but effective as of the date first above written.


Witnesses:                                      BP America Production Company


[SIGNATURE ILLEGIBLE]                           By. /s/ Johanna Meinhardt-Sharp
--------------------------                          ---------------------------
                                                        Johanna Meinhardt-Sharp
[SIGNATURE ILLEGIBLE]                           Its:    Attorney-in-Fact
--------------------------





Witnesses:                                     Ridgewood Energy Corporation

[SIGNATURE ILLEGIBLE]                          By: /s/ W. Greg Tabor
--------------------------                         ----------------------------
                                                       W. Greg Tabor
[SIGNATURE ILLEGIBLE]                          Its:    Executive Vice President
--------------------------



                                          23